Exhibit 10.56
SEPARATION AGREEMENT

And

GENERAL RELEASE AND WAIVER OF CLAIMS
This SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS (hereinafter “Agreement”) is entered into between Joseph D’Amico (hereinafter “Employee”) and the Apollo Group, Inc., University of Phoenix, Inc., and each of their corporate affiliates, subsidiaries, owners, directors, officers, agents, employees and assigns (collectively referred to herein as “Company” or “Apollo Group”).

Employee’s employment with the Company is hereby terminated unilaterally by the Company without Cause (as defined in Employee’s Amended and Restated Employment Agreement, with the effective date of May 18, 2010, and the letter dated June 25, 2012, under which Employee’s agreement was extended through August 31, 2013 (collectively, the “Employment Agreement”)) effective on August 31, 2013 (the “Separation Date”). Upon Employee’s separation from the Company, Employee shall be paid all earned but unpaid base salary and all accrued but unpaid vacation pay. The Separation Date shall be Employee’s last day as an employee of the Company, and Employee will no longer perform any further job duties with the Company or render services in any other capacity to the Company other than in a limited consulting role under which Employee is to render services that will not exceed twenty percent (20%) of the average level of services Employee rendered the Company during the immediately preceding thirty-six (36) months of employment with the Company prior to termination. Accordingly, on the Separation Date, Employee shall incur a separation from service for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) on the Separation Date. Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans of the Company subject to Section 409A shall be paid at such time and in such form of payment as set forth in each applicable plan governing the payment of any such deferred amounts.

Employee hereby acknowledges and agrees that the severance benefits set forth in Attachment A to this Agreement are being provided pursuant to the terms of Employee’s Employment Agreement, in exchange for the general release and other promises and covenants of Employee set forth in this Agreement and that in the absence of such release, promises and covenants, Employee would not otherwise be entitled to those severance benefits. Employee further acknowledges and agrees that the additional benefits set forth in Attachment A, other than the severance benefits, are also being provided in exchange for the general release and other promises and covenants of Employee set forth in this Agreement and that in the absence of such release, promises and covenants, Employee would not otherwise be entitled to those other benefits.

Accordingly, in consideration of the severance benefits and the other benefits that Employee will receive, as set forth in Attachment A, the sufficiency of which Employee hereby acknowledges, except as set forth below, Employee hereby agrees to waive any and all potential claims against Apollo Group and/or any of its corporate affiliates, subsidiaries, owners, directors, officers, agents, employees and assigns arising out of any event occurring prior to Employee’s execution of this Agreement including, without limitation, any event associated with Employee’s employment by Apollo Group and Employee’s separation from that employment.

This FULL RELEASE AND WAIVER OF CLAIMS (the “Release”) includes, without limitation, any claim arising under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1991, the Arizona Civil Rights Act, the Illinois Human Rights Act, the Labor Management Relations Act, the Americans with Disabilities Act, as amended, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act,

and any other federal, state or local statute or common law cause of action including, without limitation, claims for breach of contract, compensation or wages, wrongful discharge, retaliation, tort, violation of public policy, infliction of emotional distress, personal injury or any claim for attorneys’ fees and/or costs. Except as set forth below, this Release also includes, without limitation, any claim arising under any employee compensation or benefit plan, policy, program or arrangement (whether written or oral), including, but not limited to the Senior Executive Severance Pay Plan and the Employment Agreement (except as specifically set forth in Attachment A. Employee understands that this Release precludes Employee from recovering any monetary relief as a result of any charge, lawsuit, or other proceeding brought by Employee or on Employee’s behalf arising out of or related to Employee’s employment with Apollo Group and separation from that employment.

The waiver and release contained in this General Release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this General Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

The following claims are specifically and expressly excluded from the foregoing Release: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation; (iii) health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (iv) claims with respect to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (“ERISA”) or any other vested and accrued benefits under the terms of any other Apollo Group employee benefit plan, (v) claims with respect to any Accrued Obligations (as defined in the Employment Agreement) or the bonus payable for the 2013 fiscal year under the Executive Officer Performance Incentive Plan; (vi) claims with respect to the Employee’s right to indemnification pursuant to Section 15 of the Employment Agreement or rights under Section 13(c) of the Employment Agreement; or (vii) claims that do not arise until after the date of the execution of this Agreement, whether such claim is under this Agreement, the Employment Agreement, or otherwise.

Employee understands and affirms that this FULL RELEASE AND WAIVER OF CLAIMS applies to any claims that may arise under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled. Employee acknowledges that the Company has advised Employee to consult with an attorney and discuss this Agreement and the Release set forth herein prior to executing this Agreement. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act (“OWBPA”), that this waiver and release do not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement.

Pursuant to the OWBPA, Employee understands and affirms that, by signing this Agreement, Employee has been given twenty-one (21) calendar days measured from the Separation Date within which to consider this Agreement and the Release set forth herein. Should Employee decide not to use the full twenty-one (21)-calendar day review period, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) calendar days to consult an attorney and/or consider this Agreement and Release. Employee further understands that Employee may revoke this Agreement at any time within seven (7) calendar days following Employee’s execution of the Agreement. Written revocation is to be provided within the seven (7) calendar day revocation period to Apollo Group, Inc., Attn: Chief Human Resources Officer, 4025 South Riverpoint Parkway, Phoenix, Arizona 85040. This Agreement shall not become binding and enforceable until the seven (7) calendar day revocation period has expired.

Employee may not sign this Agreement prior to Employee’s Separation Date. Additionally, in order for this Agreement to become effective and for Employee to become entitled to receive the pay and benefits set forth in Attachment A, Employee must sign and return this Agreement to the Company not later than twenty-one (21) calendar days following Employee’s Separation Date set forth above and not revoke it.

Employee further covenants and agrees not to disclose to anyone the negotiations, conditions or terms of this Agreement or the fact that this Agreement exists, except to Employee’s attorney, immediate family, tax advisor, or as may be required by law.

Employee agrees to comply with his or her obligations not to use or disclose the Trade Secrets and Proprietary Information of the Company as set forth below:

a.
“Trade Secrets” shall be defined as information belonging to the Company or licensed by it, including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which: (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

b.
“Proprietary Information” shall be defined as any information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):

(i)	the Company’s Lead List which is comprised of prospective students;

(ii)
data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;

(iii)
information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof, the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

(iv)	the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

(v)
the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;

(vi)	the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;

(vii)
salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;

(viii)
all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;

(ix)	all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors;

(x)
all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;

(xi)	information provided to the Company from a third party under a non-disclosure agreement; and

(xii)
the “Personally Identifiable Information” of any individual that is known or accessible as a result of employment with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e-mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.

c.
Employee will treat as confidential and will not, without the prior written approval of the Company, use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any information which constitutes Trade Secrets of the Company, whether or not the Trade Secrets are in written or tangible form.

d.
Employee will treat as confidential and will not, without the prior written approval of the Company, use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Proprietary Information for three (3) years following the Separation Date, whether or not the Proprietary Information is in written or other tangible form.

Employee acknowledges and agrees that he is obligated to comply, and will comply, with all post-termination restrictive covenants set forth in Paragraph 10 of his Employment Agreement, which covenants are hereby incorporated into this Agreement by reference.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

Except to the extent otherwise provided in the Employment Agreement, Employee is and shall be solely responsible for any federal, state and local taxes that may be owed by Employee by virtue of the receipt of any portion of the monetary payment and other benefits provided under this Agreement.

Employee agrees that Employee will not make any disparaging, negative or untrue statements about Apollo Group, including, without limitation, any statements about Apollo Group, its products, business affairs or officers, directors or employees. The Company agrees that it will not make, and agrees to use its best efforts to cause the officers, directors and spokespersons of the Company to refrain from making, any public statements (or authorizing any statements to be reported as being attributed to the Company), that are derogatory or which may tend to injure the reputation or business of Employee, and the Company shall instruct such officers, directors and spokespersons to refrain from making such statements.

Employee also agrees that if any claim is asserted by or against the Company as to which Employee has relevant knowledge, Employee will reasonably cooperate with the Company in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by the Company. In that regard, the Company agrees to reimburse Employee for any reasonable expenses actually incurred by Employee in providing such cooperation and, in situations where Employee is not a named defendant in the claim, the Company agrees to provide Employee a reasonable rate of pay per hour for time spent in providing such services. The following conditions shall govern any reimbursements that are to be made to Employee pursuant to the terms of this Agreement:

-	Any such expenses must be approved in advance by the Company before they are incurred by Employee.

-
Any reimbursement amounts to which Employee may become entitled pursuant to this Agreement in each calendar year shall not reduce the amounts to which Employee may become entitled hereunder in any other calendar year.

-	None of Employee’s rights to reimbursement hereunder may be liquidated or exchanged for any other benefit.

-	In no event shall any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

Additionally, the Company shall indemnify Employee to the maximum extent permitted by Section 10-856 of the Arizona Revised Statutes, Article 5 of the University of Phoenix Bylaws, and Section 5.14 of the Apollo Bylaws in regard to Employee’s service as an officer and employee of the Company.

Within seven (7) days of the Separation Date, Employee shall return to the Company all Company property in Employee’s possession or control including, but not limited to, identification badges, business cards, credit cards, telephone cards, cell phones, BlackBerrys, pagers and all copies of all records, papers and documents made or kept by Employee relating to the business of the Company, provided that Employee may retain his lap top computer and mobile phone, subject to: (i) Consultant changing his mobile account service over to a personal account, and (ii) removal of any Company confidential or proprietary information and any programs or applications as may be required by the Company’s license for such program or application, at the time his Consulting Agreement ends.

The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Arizona. The arbitration provisions of Section 20 of the Employment Agreement shall also apply to any disputes under this Agreement, except that any claims related to a breach of Employee’s obligations under this Agreement not to use or disclose the Trade Secrets and Proprietary Information of the Company will be handled as provided in Section 16 of the Employment Agreement.

This Agreement and the Employment Agreement constitute the sole and entire agreement between the parties regarding the subject matter hereof, and supersede any and all understandings and agreements made prior hereto, if any. Nothing in this Agreement supersedes or replaces any of Employee’s rights under his Employment Agreement that survive termination pursuant to Section 17 of the Employment Agreement. There are no collateral understandings, representations, or agreements other than those contained therein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto. It is understood and agreed that the offering of this Agreement by Apollo Group is not to be construed as an admission of any liability on its part to Employee, other than to comply with the terms of this Agreement.

Employee has read and understands the contents of this Agreement and affirms that no representations other than those contained herein have been made to induce or influence Employee’s execution of the Agreement, and that Employee executes this Agreement knowingly and voluntarily and upon independent advice of Employee’s own choosing.

/s/ Joseph L. D’Amico		9/12/2013

JOSEPH L. D’AMICO		Date

APPROVED AND ACCEPTED:

APOLLO GROUP, INC.

By:	/s/ Fred Newton	9/16/2013

	FRED NEWTON	Date
SVP HUMAN RESOURCES

ATTACHMENT A
In exchange for executing the attached Separation Agreement and General Release and Waiver of Claims and not revoking such Separation Agreement and General Release and Waiver of Claims during the applicable seven (7)-day revocation period so that such agreement and release become effective and enforceable, Employee understands that Employee will receive the following separation benefits:

A.	SEVERANCE BENEFITS PURSUANT TO THE EMPLOYMENT CONTRACT

1.
Severance Pay. Employee shall be entitled to Severance Pay in the gross amount of Two Million Six Hundred Forty-One Thousand Dollars and 00/100 Cents ($2,641,000.00), less lawfully required withholdings and any other agreed to deductions, which represents two (2) times Employee’s base salary in the aggregate amount of $1,050,000, plus two (2) times the average of Employee’s actual annual bonuses for the three fiscal years immediately preceding the fiscal year in which Employee’s termination of employment occurs in the aggregate amount of $1,591,000, as calculated pursuant to the terms of Employee’s Employment Agreement.

Such Severance Pay will be paid to Employee in a series of successive equal installments over the one-year period measured from the date of Employee’s Separation Date, beginning with the first regular pay day following the expiration of the maximum twenty-one (21)-day review period and seven (7)-day revocation period in effect for the general release Employee is required to deliver pursuant to the attached Separation Agreement and General Release and Waiver of Claims as a condition for the severance benefits set forth in this Attachment A (such payment timing to be independent of when the Separation Agreement and General Release and Waiver of Claims actually becomes effective within such periods), but subject to any required holdback under Section 13(b) of Employee’s Employment Agreement. Subsequent installments will be paid on successive regular pay days for the Company’s salaried employees during the remainder of such one-year period.

2.
COBRA Reimbursement. Provided Employee and/or his spouse and dependents are eligible and timely elect to continue their health care coverage under the Company’s group health plan pursuant to their rights under COBRA, the Company will reimburse Employee for the costs he incurs to obtain such continued coverage for himself and his spouse and eligible dependents (collectively, the “Coverage Costs”) until the earliest of (A) the end of the eighteen (18)-month period measured from the Separation Date, (B) the date that Employee and/or his eligible dependents are no longer eligible for COBRA coverage, and (C) the date that Employee becomes eligible for such coverage under the health plan of any new employer (Employee agrees to provide the Company with written notice of such eligibility within ten (10) calendar days). In order to obtain reimbursement for such Coverage Costs, Employee must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall, within thirty (30) days after such submission, reimburse Employee for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Employee’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to Employee, the Company shall report the reimbursement as taxable W-2 wages and collect the

A-1

applicable withholding taxes, and any remaining tax liability shall be Employee’s sole responsibility.

B.	OTHER BENEFITS

1.
Bonus. Employee shall be entitled to a cash bonus for the 2013 fiscal year under the Executive Officer Performance Incentive Plan based on the actual Company results for the financial and non-financial measures applicable to that bonus. Payment of such bonus shall occur at the time the bonus for the 2013 fiscal year is ordinarily paid to similarly situated active employees after the results on which the bonus for the 2013 fiscal year is based have been determined, but in no event later than November 15, 2013, and shall be subject to the Company’s collection of all applicable withholding taxes.

2.
No Repayment Obligation. Under the terms of Employee’s special cash retention award agreement dated March 29, 2013 and accepted by Employee (“Award”), Employer agrees that Employee is not obligated to repay the $100,000 first installment payment that he received under that Award; provided that Employee has executed the attached Separation Agreement and General Release and Waiver of Claims and not revoked it within the applicable time frames set forth in that Agreement.

3.
Payment of Unvested Cash Retention Bonuses. Employee will receive a lump sum cash payment of $450,000.00 under the terms of Employee’s special cash retention award agreements dated November 2, 2012 and March 29, 2013 and accepted by Employee (“Award”). Such payment will be made within sixty (60) days following Employee’s Separation Date; provided that Employee has executed the attached Separation Agreement and General Release and Waiver of Claims and not revoked it within the applicable time frames set forth in that Agreement.

4.
Legal Fees. The Company will reimburse Employee for reasonable legal fees incurrent in connection with this Agreement, the Employment Agreement and the proposed consulting agreement between Employee and the Company up to a maximum dollar amount of $15,000. Employee must submit documentation of such legal fees no later than sixty (60) days following his Separation Date and the legal fees reimbursement will be payable no later than thirty (30) following the submission of such documentation.

5.
Equity Awards. Employee’s existing equity awards will continue to vest and, in the case of stock option awards, continue to be eligible for exercise, on their existing terms as governed by the 2000 Stock Incentive Plan, as amended and restated from time to time, and the terms of Employee’s award agreements.

A-2

/s/ Joseph L. D’Amico		9/12/2013

JOSEPH L. D’AMICO		Date

APPROVED AND ACCEPTED:

APOLLO GROUP, INC.

By:	/s/ Fred Newton	9/16/2013

	FRED NEWTON	Date
SVP HUMAN RESOURCES

A-3